Exhibit 99.1

FOR IMMEDIATE RELEASE

American Realty Capital Hospitality Trust Announces Agreement to Acquire Portfolio of 13 Hotels from Noble Investment Group for $300 Million

Purchase Increases ARC Hospitality’s Pro Forma Lodging Portfolio to 166 Hotels Totaling 20,193 Rooms in 34 States

NEW YORK, June 16, 2015 - American Realty Capital Hospitality Trust, Inc. (“ARC Hospitality” or the “Company”) announced today that it has agreed to acquire a portfolio of 13 hotels (the “Noble Portfolio”) for a purchase price of $300 million from affiliates of Noble Investment Group, LLC, a leading lodging and hospitality real estate private equity firm (“Noble”).

The Noble Portfolio consists of 12 premium-branded select-service and extended-stay hotels and one full-service hotel totaling 1,913 rooms. The hotels are located in nine states, with markets including Boston; Atlanta; Monterey, California; Columbus, Ohio; Fort Worth, Texas; Chicago; Minneapolis; Birmingham, Alabama; and Northern and Central New Jersey. The hotels are franchised by major global brands including Hyatt Hotels, Hilton Hotels & Resorts and Marriott International. Hotel flags include Hyatt Place®, Hilton Garden Inn, Hyatt House®, Courtyard by Marriott and Hilton.

The acquisitions of the Noble Portfolio and other recently announced transactions, when completed, will increase ARC Hospitality’s lodging portfolio to 166 hotels totaling 20,193 rooms across 34 states, enhancing the Company’s position as one of the largest owners of select-service hotels (by enterprise value) in the North American lodging REIT sector. Approximately 95 percent of the Company’s pro forma portfolio will be branded by Hilton Hotels & Resorts, Marriott International or Hyatt Hotels (by total room count).

“We are delighted to announce our agreement to acquire the Noble Portfolio, which strongly complements our recently announced transactions and further augments our portfolio of high-quality, stabilized lodging properties with premium brand affiliations,” commented Jonathan P. Mehlman, Chief Executive Officer of ARC Hospitality. “We believe these assets, when acquired, will be in the upper echelon of our portfolio and we expect these hotels to lead our RevPAR growth across the Company. We are excited that, assuming all recently announced transactions are completed, our aggregate portfolio will represent a competitive unlevered yield in the mid-7 percent range based on trailing 12 month net operating income as of May 2015 at an attractive basis, which we believe is well below replacement cost. This speaks to our disciplined approach of creating a best-in-class portfolio that maximizes long-term shareholder value.”

Edward Hoganson, Chief Financial Officer of ARC Hospitality, added, “We are pleased to announce this agreement to acquire institutional-quality assets that we believe are located in strong and growing RevPAR markets. We believe there is considerable upside opportunity with the hotels due to recent renovations and our ability to combine operations in markets where we own other assets. We look forward to continuing to cultivate a strategic relationship with the Hyatt, Marriott and Hilton brands included in this portfolio.”

The acquisition is subject to customary franchisor approvals and the completion of customary and confirmatory due diligence as well as other conditions, and if all are obtained and satisfied, the acquisition is expected to close in three separate tranches (which are not conditioned on each other), during the fourth quarter of 2015 and first quarter of 2016, subject to extension under certain circumstances. ARC Hospitality intends to secure debt financing in connection with the acquisition and there can be no assurance that this acquisition will be completed.

ARC Hospitality was represented by Hunton & Williams LLP.

About ARC Hospitality

ARC Hospitality is a publicly registered, non-traded real estate investment trust ("REIT"). ARC Hospitality's investment strategy focuses on acquiring stable, institutional quality and strategically located lodging properties in North America branded by premium national hotel brands. For more information on ARC Hospitality, please contact your financial professional or visit the website: www.ARCHospitalityREIT.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as "will," "should," "may," "anticipate," "believe," "expect," “estimate” and "intend" indicate a forward-looking statement, although not all forward-looking statements include these words. This press release also contains estimates and information concerning our industry, including market position, market size, and growth rates of the markets in which we participate, that are based on industry publications and reports. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. We have not independently verified the accuracy or completeness of the data contained in any industry publications and reports. Actual results may differ materially from those contemplated by such forward-looking statements and estimates that we may use or cite due to certain factors, including ARC Hospitality's ability to make investments in a timely manner or on acceptable terms; the effect of general market, real estate market, economic and political conditions, including the recent economic slowdown and dislocation in the global credit markets; ARC Hospitality's ability to make scheduled payments on its debt and preferred equity obligations; ARC Hospitality's ability to generate sufficient cash flows to make distributions to its stockholders; the degree and nature of ARC Hospitality's competition; the availability of qualified personnel at ARC Hospitality's advisor, property manager, sub-property manager and dealer manager; and ARC Hospitality's ability to qualify and maintain qualification as a REIT. Additional factors that may affect future results are contained in ARC Hospitality's filings with the Securities and Exchange Commission (the "SEC"), which are available at the SEC's website at www.sec.gov (http://www.sec.gov). Further, forward-looking statements, estimates or projections speak only as of the date they are made, and ARC Hospitality undertakes no obligation to update or revise forward-looking statements or estimates to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Investor Contacts:

Anthony J. DeFazio	Andrew G. Backman	Jonathan P. Mehlman
DDCworks	Managing Director	President & CEO
tdefazio@ddcworks.com	Investor Relations/Public Relations	ARC Hospitality
(484) 342-3600	abackman@arlcap.com	jmehlman@arlcap.com
	(917) 475-2135	(212) 415-6500